As filed April 16, 2007                                 File No. 333-___________
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            GALAXY ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

             COLORADO                                98-0347827
    (State or jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation or organization

      1331 - 17TH STREET, SUITE 1050, DENVER, COLORADO 80202 (303) 293-2300
       (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)

              MARC E. BRUNER, PRESIDENT, GALAXY ENERGY CORPORATION
             1331 - 17TH STREET, SUITE 1050, DENVER, COLORADO 80202
                                 (303) 293-2300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        Copies of all communications to:
       FAY M. MATSUKAGE, ESQ., DILL DILL CARR STONBRAKER & HUTCHINGS, P.C.
              455 SHERMAN STREET, SUITE 300, DENVER, COLORADO 80203
                       (303) 777-3737; (303) 777-3823 FAX

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.
[  ]


                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------

  TITLE OF EACH CLASS OF                                    PROPOSED                  PROPOSED MAXIMUM
     SECURITIES TO BE            AMOUNT TO BE          MAXIMUM OFFERING              AGGREGATE OFFERING           AMOUNT OF
        REGISTERED              REGISTERED (1)<F1>   PRICE PER UNIT (2)<F2>              PRICE (2)<F2>         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par        2,000,000 shares             $0.15                        $30,000.00                 $0.92
value per share
---------------------------------------------------------------------------------------------------------------------------------
------------------

(1)<F1> Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also covers such additional number of shares of common stock that may become issuable as a result of any stock splits, stock dividends, or other similar transactions.

(2)<F2> Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the average of the bid and asked prices for such shares of common stock on April 13, 2007, as reported by the American Stock Exchange.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   Subject to Completion, Dated April 16, 2007


                            GALAXY ENERGY CORPORATION
                     UP TO 2,000,000 SHARES OF COMMON STOCK



         Unless the context otherwise requires, the terms "we", "our" and "us" refers to Galaxy Energy Corporation and its wholly-owned subsidiaries.

         This prospectus relates to the resale by selling shareholders of up to 2,000,000 shares of common stock. We will not receive any proceeds from sale of any of the shares offered by the selling shareholders. We will pay the expenses of registering these shares.

         Our common stock is traded on the American Stock Exchange under the symbol "GAX." On April 13, 2007, the closing price for our common stock was $0.153 per share.

         INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. A DETAILED EXPLANATION OF THESE RISKS IS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" OF THIS PROSPECTUS, BEGINNING ON PAGE 4.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal OFFENSE.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                 April __, 2007

                                TABLE OF CONTENTS
                                                                            PAGE

PROSPECTUS SUMMARY.............................................................3
RISK FACTORS...................................................................4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................11
USE OF PROCEEDS...............................................................11
SELLING SHAREHOLDERS..........................................................12
PLAN OF DISTRIBUTION..........................................................13
LEGAL MATTERS.................................................................15
EXPERTS.......................................................................15
WHERE YOU CAN FIND MORE INFORMATION...........................................15
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................16

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. You should carefully read this entire prospectus and the financial statements contained in this prospectus before purchasing our securities.

GALAXY ENERGY CORPORATION

         We are an independent oil and gas company engaged in lease acquisition, exploration, development and production of natural gas. We conduct exploration activities to locate natural gas and crude petroleum through two wholly-owned subsidiaries, Dolphin Energy Corporation and Pannonian International, Ltd. As we commence production of these products, they will be sold to purchasers in the immediate area where the products are produced. Our operations are focused in the following core operating areas in the United States:

    o THE PICEANCE BASIN OF WESTERN COLORADO. We are in the process of drilling our first wells in the basin. Our leasehold locations are located in close proximity to natural gas pipelines and the roads needed for efficient development. As of March 1, 2007 we had interests in three producing wells and five wells in various stages of completion in the basin. During 2006 we drilled, as operator, four wells in the basin, one of which has been completed and is awaiting a pipeline connection, one of which has been partially completed, one on which completion work has not been commenced, and one of which was abandoned after encountering technical difficulties during the drilling phase. Each of the four operated wells was drilled in accordance with a participation agreement with our partner, Exxel Energy Corp. ("Exxel"), a related party, under which Exxel paid the first $14 million of operational expenditures and paid us a management fee for operating the project. In August 2006 Exxel reached the $14 million expenditure point and we began to pay our proportionate 25% share of costs incurred thereafter.

    o THE POWDER RIVER BASIN LOCATED IN WYOMING AND MONTANA. Over the last few years we have acquired leasehold interests in and are developing five different coal bed methane project areas in the basin. As of March 1, 2007 we had interests in 173 completed wells, 57 wells in various stages of completion and eight water disposal wells. Of the completed wells, 22 are currently producing natural gas, 54 are still dewatering, a precursor to the production of natural gas, and the remainder are shut-in pending future infrastructure development work. We have entered into an agreement to sell our interests in the Powder River Basin to PetroHunter Energy Corporation ("PetroHunter"), a Maryland corporation and a related party, subject to PetroHunter receiving financing to complete the transaction and the satisfaction of other conditions.

         We also have interests in early stage natural gas projects in Europe, where we are being carried by our partners in the initial wells being drilled in following projects:

    o NEUES BERGLAND EXPLORATION PERMIT IN GERMANY. This is a 149,000-acre leaseholding near Kusel, in southwest Germany. Drilling on the first test well on the property reached total depth in late January 2006. Production casing was set, and testing operations were conducted from several zones of interest in the well. Based on results obtained, the joint venture group decided to plug and abandon this first well and undertake a seismic program to help identify priority areas on the prospect for further drilling. Our interest in this project could drop to 24%, depending upon the outcome of the future drilling program.

    o JIU VALLEY OF ROMANIA. This is a 21,500-acre coal bed methane project. The initial test well in this project finished drilling in September 2005. The core analyses and preliminary desorption measurements in the field indicated the potential presence of coal bed methane in multiple horizons, but gave no indication at the time of the potential gas production rates or recoverable reserves to be expected. Based on gas shows during the drilling of the well and the core information, the partners in the project determined to commence completion and testing operations. A fracture stimulation treatment was completed in the lower zones penetrated, and it was determined to plug and abandon this test well. Our partner in this play is Falcon Oil & Gas Ltd. ("Falcon"), a related party. We and Falcon are determining whether to commence drilling a second well in 2007.

         We also hold leases on 1,560 undeveloped net acres in Texas. These leases cover six identified prospects in Rusk and Nacogdoches counties. We do not currently have the financial resources to drill these properties. Leases covering this acreage expire from June 2007 to December 2007. Discussions have been underway to farm out or sell these leases.

          Our principal executive offices are located at 1331 - 17th Street, Suite 1050, Denver, Colorado 80202. Our telephone number is (303) 293-2300. Our website is located at WWW.GALAXYENERGY.COM. Information contained in our website is not part of this prospectus.

THE OFFERING

Securities offered...........2,000,000 shares of common stock owned by selling shareholders.

Use of proceeds..............We will not receive any of the proceeds from the selling shareholders of shares of our common stock.

Securities outstanding.......83,661,968 shares of common stock as of April 9,
                             2007.

Plan of distribution.........The offering is made by the selling shareholders named in this prospectus, to the extent they sell shares. Sales may be made in the open market or in private negotiated transactions, at fixed or negotiated prices. See "Plan of Distribution."

Risk factors.................An investment is subject to a high degree of risk.
                             See "Risk Factors."


                                  RISK FACTORS

         Before deciding to invest in us or to maintain or increase your investment, you should carefully consider the risk factors described below, together with all other information in this prospectus and in our other filings with the Securities and Exchange Commission ("SEC"), before making an investment decision. If any of the following risks actually occurs, our business, financial conditions or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE A LIMITED OPERATING HISTORY AND HAVE GENERATED ONLY VERY LIMITED REVENUES. WE HAVE INCURRED SIGNIFICANT LOSSES AND WILL CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE. THE REPORT ON OUR FINANCIAL STATEMENTS CONTAINS A PARAGRAPH RELATING TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         We are a development stage oil and gas company and have earned very limited production revenue. We have generated proved resources on only a few of our properties and those properties are proposed to be sold. Our principal activities have been raising capital through the sale of our securities and identifying and evaluating potential oil and gas properties.

         The report of our independent registered public accounting firm on the financial statements for the year ended November 30, 2006, includes an explanatory paragraph indicating that there is substantial doubt as to our ability to continue as a going concern. From inception to February 28, 2007, we have an accumulated deficit of $67,523,408. For the 2007 fiscal year, while we do expect increasing operating cash flow, we do not expect our operations to generate sufficient cash flows to provide working capital for our ongoing overhead, the funding of our lease acquisitions, and the exploration and development of our properties. Without adequate financing, we may not be able to successfully develop any prospects that we have or acquire and we may not achieve profitability from operations in the near future or at all.

OUR SHORT-TERM CASH COMMITMENTS REQUIRE US TO SELL A SIGNIFICANT PORTION OF OUR ASSETS, WHICH LEAVES US WITH FEWER ASSETS TO DEVELOP FOR OUR FUTURE GROWTH.

         At February 28, 2007, our working capital deficit was $16,661,726. As of March 1, 2007, we had contractual obligations due by February 28, 2008 totaling $17,066,260. To meet these obligations and working capital needs, we have entered into a Purchase and Sale Agreement ("PSA") with PetroHunter, a related party. Pursuant to the PSA, we agreed to sell all of our oil and gas interests in the Powder River Basin of Wyoming and Montana (the "Powder River Basin Assets"). The purchase price for the Powder River Basin Assets is $45 million, with $20 million to be paid in cash and $25 million to be paid in shares of PetroHunter common stock at the same rate used in PetroHunter's current private placement. There are significant contingencies in connection with this proposed sale, including the ability of PetroHunter to raise the funds required to complete this transaction.

         If this proposed sale is not completed, we will be forced to find another buyer and suitable terms for a sale of the property. If we cannot find another buyer and suitable terms for a sale, we may be forced to seek the protection of bankruptcy laws. Furthermore, we may be required to reduce the sale price, which could result in a significant impairment (and loss to us) to the carrying value of this asset.

WE ARE CURRENTLY DEPENDENT UPON LOANS FROM RELATED PARTIES TO PROVIDE WORKING CAPITAL.

         Through April 9, 2007, we have borrowed $8,250,000 from Bruner Family Trust UTD March 28, 2005. The related promissory notes are subordinated and unsecured. Interest accrues at the rate of 8% per annum and the notes mature on the later of 120 days from the date of the loans or the time at which our senior indebtedness has been paid in full. In connection with these loans, we and the lender executed subordination agreements with the holders of the senior indebtedness. One of the trustees of the Bruner Family Trust UTD March 28, 2005 is Marc E. Bruner, the president and a director of the company.

THE LACK OF PRODUCTION AND ESTABLISHED RESERVES FOR OUR PROPERTIES IMPAIRS OUR ABILITY TO RAISE CAPITAL.

         As of February 28, 2007, we had established very limited production of natural gas from a limited number of wells, and limited proved reserves. We propose to sell most of these wells to PetroHunter, a related party. While we expect production to commence from our Piceance basin wells during 2007, until that actually occurs it will be difficult for us to raise the amount of capital needed to fully exploit the production potential of our properties. Therefore, we may have to raise capital on terms less favorable than we would desire. This may result in increased dilution to existing shareholders.

THE VOLATILITY OF NATURAL GAS AND OIL PRICES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         We are producing and selling oil and gas only on a limited basis at this time. However, the prices of natural gas and oil affect our business to the extent that such prices influence a decision to invest in our company. If the prices of natural gas and oil are low, investors may decide to invest in other industries.

TERMS OF SUBSEQUENT FINANCINGS MAY ADVERSELY IMPACT YOUR INVESTMENT.

         We may have to engage in common equity, debt, or preferred stock financing in the future. Your rights and the value of your investment in the common stock could be reduced by any type of financing we do. Interest on debt securities could increase costs and negatively impacts operating results, and investors in debt securities may negotiate for other consideration or terms, which could have a negative impact on your investment. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital, and the terms of preferred stock could be more advantageous to those investors than to the holders of common stock. If we need to raise more equity capital from sale of common stock, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. In addition, any shares of common stock that we sell could be sold into the market and subsequent sales could adversely affect the market price of our stock.

         As an example of the foregoing, the purchasers of convertible notes issued in May 2005 negotiated a perpetual overriding royalty interest with respect to our existing domestic acreage averaging from 1% to 3%, depending upon the nature and location of the property. This overriding royalty interest continues after the repayment of the notes. The note holders also retain, a right of first refusal with respect to future debt and/or equity financings, and a right to participate in any farm-out financing transactions that do not have operating obligations by the financing party as a material component. The grant of the overriding royalty interest reduces somewhat the value of the properties to us, thereby negatively impacting your investment. The existence of a right of first refusal to participate in future financings may place some limitation on our ability to negotiate the best possible terms for such financings or may deter others from offering financing to us.

THE DEVELOPMENT OF OIL AND GAS PROPERTIES INVOLVES SUBSTANTIAL RISKS THAT MAY RESULT IN A TOTAL LOSS OF INVESTMENT.

         The business of exploring for and producing oil and gas involves a substantial risk of investment loss that even a combination of experience, knowledge, and careful evaluation may not be able to overcome. Drilling oil and gas wells involves the risk that the wells will be unproductive or that, although productive, the wells do not produce oil and/or gas in economic quantities. There is no way to predict in advance of drilling and testing whether any prospect encountering oil or gas will yield oil or gas in sufficient quantities to cover drilling or completion costs or to be economically viable. The seismic data, other technologies, and the study of producing fields in the area do not enable us to know conclusively prior to drilling that oil and gas will be present, or if present, if it is in commercial quantities. We cannot assure anyone that the analogies that we draw from available data from other wells, more fully explored prospects, or producing fields will be applicable to our drilling prospects.

         Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well. Adverse weather conditions can also hinder drilling operations.

DELAYS IN OBTAINING PERMITS FOR METHANE WELLS COULD IMPAIR OUR BUSINESS.

         Drilling coal bed methane wells requires obtaining permits from various governmental agencies. The ease of obtaining the necessary permits depends on the type of mineral ownership and the state in which the property is located. Intermittent delays in the permitting process can reasonably be expected throughout the development of any play. We may shift our exploration and development strategy as needed to accommodate the permitting process. As with all governmental permit processes, permits may not be issued in a timely fashion or in a form consistent with our plan of operations.

IF WE ARE NOT THE OPERATOR OF OUR WELLS, WE WILL HAVE LITTLE OR NO CONTROL OVER THE PROJECT.

         If we are not the operator of the wells in which we have an interest, we will have limited or no control over the project. More specifically, we will have limited or no control over the following:

         o   the timing of the drilling and recompleting of wells;
         o   the timing and amounts of production; and
         o   the development and operating costs.

In addition, if we should produce natural gas, we may experience possible negative gas balance conditions because the operator may sell to a purchaser other than ours, which may cause a delay in the sale of gas to our interests.

WE MAY INCUR LOSSES AS A RESULT OF TITLE DEFICIENCIES IN THE PROPERTIES IN WHICH WE INVEST.

         It is our practice in acquiring oil and gas leases or undivided interests in oil and gas leases not to undergo the expense of retaining lawyers to examine the title to the mineral interest to be placed under lease or already placed under lease. Rather, we will rely upon the judgment of oil and gas lease brokers or landsmen who perform the field work in examining records in the appropriate governmental office before attempting to place under lease a specific mineral interest. This practice is widely followed in the oil and gas industry. Prior to the drilling of an oil and gas well, however, it is the normal practice in the oil and gas industry for the person or company acting as the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed oil and gas well is to be drilled to ensure there are no obvious deficiencies in title to the well; however, neither we nor the person or company acting as operator of the well will obtain counsel to examine title to such spacing unit until the well is about to go into production. It frequently happens, as a result of such examinations, that certain curative work must be done to correct deficiencies in the marketability of the title, and such curative work entails expense. The work might include obtaining affidavits of heirship or causing an estate to be administered. It does happen, from time to time, that the examination made by the title lawyers reveals that the oil and gas lease or leases are worthless, having been purchased in error from a person who is not the owner of the mineral interest desired. In such instances, the amount paid for such oil and gas lease or leases is generally lost.

WE ARE SUBJECT TO ENVIRONMENTAL REGULATIONS THAT CAN ADVERSELY AFFECT THE TIMING AND COST OF OUR OPERATIONS.

In general, our exploration activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges, and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. As of this date, we are unable to predict the ultimate cost of compliance.

WE ARE SUBJECT TO GOVERNMENTAL REGULATIONS THAT MAY ADVERSELY AFFECT THE COST OF OUR OPERATIONS.

         Oil and gas exploration, development and production are subject to various types of regulation by local, state and federal agencies. Legislation affecting the oil and gas industry is under constant review for amendment and expansion. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply. The regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, affects our profitability. The possibility exists that laws and regulations enacted in the future will adversely affect the oil and gas industry. Such new legislation or regulations could drive up the cost of doing business to the point where our projects would not be economically feasible.

         Most states in which we own and operate properties have statutes, rules and regulations governing conservation matters including the unitization or pooling of oil and gas properties, establishment of maximum rates of production from oil and gas wells and the spacing of such wells.

OUR COMPETITORS MAY HAVE GREATER RESOURCES THAT COULD ENABLE THEM TO PAY A HIGHER PRICE FOR PROPERTIES.

         The oil and gas industry is intensely competitive and we compete with other companies, which have greater resources. Many of such companies not only explore for and produce crude oil and natural gas but also carry on refining operations and market petroleum and other products on a worldwide basis. Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects, and to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties, to obtain funding and to consummate transactions in a highly competitive environment. There is also competition between the oil and gas industry and other industries with respect to the supply of energy and fuel to industrial, commercial and individual customers. At this stage of our development, we cannot predict if we will be able to effectively compete against such companies.

MARC A. BRUNER AND HIS AFFILIATES CONTROL A SIGNIFICANT PERCENTAGE OF OUR OUTSTANDING COMMON STOCK, WHICH WILL ENABLE THEM TO CONTROL MANY SIGNIFICANT CORPORATE ACTIONS AND MAY PREVENT A CHANGE IN CONTROL THAT WOULD OTHERWISE BE BENEFICIAL TO OUR SHAREHOLDERS.

         Through shares owned individually and by Resource Venture Management and Bruner Group, LLP, Marc A. Bruner beneficially owned approximately 14.0% of our stock as of April 9, 2007. In addition, he is the father of our president, Marc E. Bruner. This control by Marc A. Bruner could have a substantial impact on matters requiring the vote of the shareholders, including the election of our directors and most of our corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our shareholders and us. This control could adversely affect the voting and other rights of our other shareholders and could depress the market price of our common stock.

OUR FUTURE OPERATING RESULTS MAY FLUCTUATE AND CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS.

         Our limited operating history and the lack of production or reserve reports on our properties make it difficult to predict accurately our future operations. We expect that our operating results will fluctuate significantly from quarter to quarter, due to a variety of factors, many of which are beyond our control. If our operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline significantly. The factors that could cause our operating results to fluctuate include, but are not limited to:

         o   worldwide or regional demand for energy;
         o   domestic and foreign supply of natural gas and oil;
         o   weather conditions;
         o   domestic and foreign governmental regulations;
         o   political conditions in natural gas or oil producing regions;
         o   price and availability of alternative fuels;
         o   availability and cost of drilling equipment;
         o our ability to establish and maintain key relationships with lessors, drilling partners and drilling funds;
         o the amount and timing of operating costs and capital expenditures relating to maintaining our business, operations, and infrastructure; and
         o general economic conditions and economic conditions specific to the energy sector.

         These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.

         In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against us it could result in substantial costs and a diversion of our management's attention and resources, which could hurt our business.

OUR ISSUANCE OF THE CONVERTIBLE NOTES AND WARRANTS COULD SUBSTANTIALLY DILUTE THE INTERESTS OF SHAREHOLDERS.

         We issued convertible notes in 2004 that have an outstanding principal balance of approximately $1.04 million at April 13, 2007. We also issued $7.695 million in notes in March 2005 and $10.0 million in notes in May 2005. These notes are convertible into shares of our common stock at any time prior to their respective maturity dates at a current conversion price of $1.25, subject to adjustments for stock splits, stock dividends, stock combinations, and other similar transactions. The initial conversion prices of these notes were $1.87 and $1.88. The conversion prices of the convertible notes could be further lowered, perhaps substantially, in a variety of circumstances, including:

         o our issuance of common stock below the convertible notes' conversion prices, either directly or in connection with the issuance of securities that are convertible into, or exercisable for, shares of our common stock;
         o our failure to comply with specific registration and listing obligations applicable to the common stock into which the convertible notes are convertible; and
         o our breaching other obligations to the holders of the convertible notes.

         We issued $7.0 million in convertible debentures in April and June 2006, which are convertible into shares of our common stock at a conversion price of $1.56 per share, subject to adjustments for stock splits, stock dividends, stock combinations, and other similar transactions.

         In addition to the convertible debt, we issued to the holders of convertible notes in August 2004 three-year warrants that currently entitle the warrant holders to purchase an aggregate of 6,400,001 shares of our common stock at an exercise price of $1.25 per share. As originally issued, these warrants were exercisable at $1.54 per share to purchase a total of 5,194,806 shares. We also issued three-year warrants to the holders of convertible notes in March 2005 to purchase an aggregate of 1,637,235 shares of our common stock at an exercise price of $1.88 per share. The exercise price of these warrants has been lowered to $1.25 per share. Lastly, we issued five-year warrants to the holders of convertible debentures in April and June 2006 to purchase an aggregate of 1,346,152 shares of our common stock at an exercise price of $1.60 per share. Both the number of warrants and the exercise price are subject to adjustments that could make them further dilutive to our shareholders. In addition, the warrants issued in August 2004 and the notes issued in May 2005 provide for the issuance of additional warrants under certain circumstances.

         Neither the convertible notes nor the warrants establish a "floor" that would limit reductions in the conversion price of the convertible notes or the exercise price of the warrants that may occur under certain circumstances. Correspondingly, there is no "ceiling" on the number of shares that may be issuable under certain circumstances under the anti-dilution adjustment in the convertible notes and warrants. We also issued to the "finders" of the August 2004 and May 2005 financing transactions five-year warrants to purchase 400,000 shares of our common stock at a current exercise price of $1.25 per share and 200,000 shares at a current exercise price of $1.25 per share. Accordingly, our issuance of the convertible debt and warrants could substantially dilute the interests of our shareholders.

OUR FAILURE TO SATISFY OUR REGISTRATION, LISTING, AND OTHER OBLIGATIONS WITH RESPECT TO THE COMMON STOCK UNDERLYING THE CONVERTIBLE NOTES AND THE WARRANTS COULD RESULT IN ADVERSE CONSEQUENCES, INCLUDING ACCELERATION OF THE CONVERTIBLE NOTES.

         We are required to maintain the effectiveness of the registration statement covering the resale of the common stock underlying the convertible debt and warrants, until the earlier of the date the underlying common stock may be resold pursuant to Rule 144(k) under the Securities Act of 1933 or the date on which the sale of all the underlying common stock is completed, subject to certain exceptions. We will be subject to various penalties for failing to meet our registration obligations and the related listing obligations for the underlying common stock, which include cash penalties and the forced redemption of the convertible notes at the greater of:

             o    125% of the principal amount, plus accrued interest; or
             o the number of shares of our common stock issuable upon conversion, multiplied by the weighted average price of our common stock on the trading day immediately preceding our registration or listing default.

OUR FAILURE TO SATISFY AN EQUITY LIQUIDITY TEST WITH RESPECT TO THE CONVERTIBLE NOTES ISSUED IN 2004 COULD RESULT IN MANDATORY CONVERSION OR REDEMPTION OF SUCH NOTES.

         The holders of the convertible notes issued in 2004 may elect to have a portion of the principal amount repaid early by us, if we fail to meet an equity liquidity test. The equity liquidity test means that the product of 20% of the average monthly dollar trading volume during the prior 3 months and the number of months then remaining in the term of the convertible notes must be greater than the outstanding principal balance of and accrued interest on the convertible notes. In the event of a failure of this test, we would be required to redeem in cash and/or provide for the early conversion of a sufficient amount of the convertible notes in order to meet that test.

WE ARE OBLIGATED TO MAKE SIGNIFICANT PERIODIC PAYMENTS OF PRINCIPAL AND INTEREST UNDER OUR CONVERTIBLE NOTES.

         We have a material amount of indebtedness outstanding under the convertible notes. We are required to make monthly principal payments of $625,000 and accrued interest under the terms of the August 2004 financing, as well as quarterly payments of accrued interest under the terms of the May 2005 financing. We may make the payments in stock, subject to meeting certain conditions. If we at any time default on our payment obligations the creditors will have all rights available under the instrument, including acceleration, termination, and enforcement of security interests. Such security interests cover all of our assets and those of our subsidiaries.

FUTURE EQUITY TRANSACTIONS, INCLUDING EXERCISE OF OPTIONS OR WARRANTS, COULD RESULT IN DILUTION.

         From time to time, we may sell restricted stock, warrants, and convertible debt to investors in private placements. Because the stock is restricted, the stock is sold at a greater discount to market prices compared to a public stock offering, and the exercise price of the warrants sometimes is at or even lower than market prices. These transactions cause dilution to existing shareholders. Also, from time to time, options are issued to officers, directors, or employees, with exercise prices equal to market. Exercise of in-the-money options and warrants will result in dilution to existing shareholders. The amount of dilution will depend on the spread between the market and exercise price, and the number of shares involved.

THE ISSUANCE OF SHARES UPON EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING SHAREHOLDERS.

         The issuance of shares upon exercise of warrants may result in substantial dilution to the interests of other shareholders since the selling shareholders may sell the full amount issuable on exercise. In addition, such shares would increase the number of shares in the "public float" and could depress the market price for our common stock.

OUR OFFICERS, DIRECTORS, AND ADVISORS ARE ENGAGED IN OTHER BUSINESSES, WHICH MAY RESULT IN CONFLICTS OF INTEREST. FURTHER, WE HAVE ENGAGED IN SEVERAL RELATED PARTY TRANSACTIONS.

         Certain of our officers, directors, and advisors also serve as directors of other companies or have significant shareholdings in other companies. For example, Marc A. Bruner, our largest shareholder, serves as the chairman of the board of Gasco Energy, Inc., a Nevada corporation whose stock is traded on the American Stock Exchange, and chairman of the board, president and chief executive officer of Falcon Oil & Gas Ltd., a British Columbia corporation whose stock is traded on the TSX Venture Exchange ("Falcon"). He is also the controlling shareholder of PetroHunter Energy Corporation, a Maryland corporation whose stock is traded on the OTC Bulletin Board ("PetroHunter"), and a significant shareholder of Exxel Energy Corp., a British Columbia corporation ("Exxel"), whose stock is traded on the TSX Venture Exchange. Marc A. Bruner is the father of our President, Marc E. Bruner. James Edwards, one of our directors, is the chief operating officer of Falcon.

         To the extent that such other companies participate in ventures in which we may participate, or compete for prospects or financial resources with us, these officers and directors will have a conflict of interest in negotiating and concluding terms relating to the extent of such participation. In the event that such a conflict of interest arises at a meeting of the board of directors, a director who has such a conflict must disclose the nature and extent of his interest to the board of directors and abstain from voting for or against the approval of such participation or such terms.

         In March 2005, we entered into an agreement to acquire an initial 58-1/3% working interest in 4,000 net undeveloped mineral acres in the Piceance Basin in Colorado. The sellers were not willing to enter into the agreement without having some agreement regarding the remaining 41-2/3% working interest in the subject properties. Since we had previously decided that our maximum commitment should not exceed that provided in the agreement, it was necessary to find a third party to take the remaining working interest. Marc A. Bruner was willing to provide a guaranteed payment to the sellers and enter into an agreement with the sellers to acquire a 16-1/3% working interest for such payment, with the option to acquire up to all of the then remaining 25% working interest in the subject properties by investing an additional sum. The members of our board of directors who did not have a conflict of interest unanimously approved this arrangement. We entered into a participation agreement with Mr. Bruner in March 2005.

         In March 2005, Mr. Bruner assigned all of his rights and obligations under our participation agreement to Exxel. As of August 2, 2006, Mr. Bruner owned approximately 18.5% of the outstanding common stock of Exxel. Our participation agreement with Exxel, as amended, establishes our working interest at 25%, with Exxel having a 75% interest.

         In June 2005, we entered into a farm-out agreement with Falcon to evaluate the 21,538 gross acre concession held by our subsidiary in the Jiu Valley Coal Basin in Romania, which was issued to Pannonian by the Romanian government in October 2002. The terms of the farmout agreement were essentially the same as those that had been negotiated with a U.K. company, which is unaffiliated with and unrelated to either us, Falcon or any of the officers or principal shareholders thereof. After the U.K. company declined to proceed with the farmout, Falcon offered to accept the farmout on essentially the same terms. The members of our board of directors who did not have a conflict of interest unanimously approved the farmout agreement with Falcon.

         In August 2006, we entered into a non-binding letter of intent with Exxel to purchase our interest in our properties in the Piceance Basin. It was proposed that Exxel's wholly-owned subsidiary, Exxel Energy USA Inc., would pay $50 million (US) to acquire our undivided 25% working interest in the Garfield county, Colorado, project known as Rifle Creek. The purchase amount was later reduced to $40 million in an amended letter of intent. Exxel USA owns the other 75% working interest in Rifle Creek. The proposed transaction was subject to Exxel's obtaining financing, approval by our senior lenders, and other terms and conditions. In October 2006, we announced our intention not to proceed with this transaction.

         In December 2006, we entered into a purchase and sale agreement with PetroHunter to purchase our properties in the Powder River Basin for $45 million, with $20 million to be paid in cash and $25 million to be paid in PetroHunter common stock. The proposed transaction is subject to PetroHunter obtaining financing on terms acceptable to PetroHunter, approval by our senior lenders, and various other terms and conditions.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes and incorporates by reference "forward-looking statements." All statements other than statements of historical facts included or incorporated by reference in this report, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") include, but are not limited to, our assumptions about energy markets, production levels, reserve levels, operating results, competitive conditions, technology, the availability of capital resources, capital expenditure obligations, the supply and demand for oil and natural gas, the price of oil and natural gas, currency exchange rates, the weather, inflation, the availability of goods and services, drilling risks, future processing volumes and pipeline throughput, general economic conditions (either internationally or nationally or in the jurisdictions in which we are doing business), legislative or regulatory changes (including changes in environmental regulation, environmental risks and liability under federal, state and foreign environmental laws and regulations), the securities or capital markets and other factors described in "Risk Factors" above and disclosed in our reports filed with the SEC. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates or expectations or otherwise.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the selling shareholders of shares of our common stock. However, we may receive the sale price of any common stock we sell to the selling shareholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes. The warrants contain a provision for cashless exercise under certain circumstances. If that provision is utilized, we will not receive any proceeds.

                              SELLING SHAREHOLDERS

         This prospectus relates to the resale of 2,000,000 shares of common stock that we issued to investors that hold a security interest in the Powder River Basin Assets. The shares were issued to obtain their consent to the sale of such Assets. We issued these securities in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933 and Regulation D thereunder, as each of the investors represented that it was an "accredited investor," and we deemed each investor sophisticated with regard to an investment in our securities due to their financial condition, prior involvement with our business, and/or specific knowledge of this type of investment. We are registering the shares in order to permit the selling shareholders to offer the shares of common stock for resale from time to time. Except for the ownership of these shares, the convertible notes and warrants issued in 2004 and convertible notes issued in May 2005 and the overriding royalty interests and related matters, the selling shareholders have not had any material relationship with us within the past three years.

         The table below lists the selling shareholders and other information regarding the beneficial ownership of the common stock by the selling shareholders. The second column lists for each selling shareholder the number of shares of common stock held, plus the number of shares of common stock, based on its ownership of all of the convertible notes and warrants, that would have been issuable to such selling shareholders as of April 13, 2007, assuming conversion of all convertible notes plus accrued interest thereon as of such date and exercise of the warrants held by such selling shareholders on that date, without regard to any limitations on conversions or exercise. The third column lists the shares of common stock being offered by this prospectus by each selling shareholder. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus and sales pursuant to prospectuses under other registration statements of all shares under the convertible notes and warrants.

         Under the terms of the convertible notes and warrants, the selling shareholders may not convert the convertible notes, or exercise the warrants, to the extent such conversion or exercise would cause the selling shareholder, together with its affiliates, to have acquired a number of shares of common stock which would exceed 4.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering and in the offerings under the prospectuses relating to the shares underlying the convertible notes and warrants. See "Plan of Distribution."


                                                   NUMBER OF                                 OWNERSHIP AFTER OFFERING
                                                     SHARES                 SHARES           ------------------------
                                                  BENEFICIALLY          REGISTERED FOR       NUMBER OF
  NAME OF SELLING SHAREHOLDER                     OWNED (1)<F1>             RESALE            SHARES          PERCENT
HFTP Investments LLC (2)<F2>                       5,987,724                578,422                  0           0%
Promethean I Master Ltd. (2)<F2>                   2,592,632                269,562                  0           0%
Promethean II Master, L.P. (2)<F2>                 4,058,727                466,132                  0           0%
Caerus Partners LLC (2)<F2>                          324,081                 33,696                  0           0%
AG Offshore Convertibles, Ltd. (3)<F3>             2,462,000                147,268                  0           0%
Leonardo, L.P. (3)<F3>                             3,853,824                504,920                  0           0%
------------------

(1)<F1> The shares of common stock considered beneficially owned by each selling shareholder include that number of shares of our common stock that such selling shareholder could acquire by converting its convertible debentures at the conversion price, taking into account accrued but unpaid interest through April 13, 2007, and by exercising its warrants, if any.

(2)<F2> Promethean Asset Management, LLC, a New York limited liability company ("Promethean"), serves as investment manager to HFTP Investments LLC ("HFTP"), Promethean I Master Ltd. ("Promethean I"), Promethean II Master, L.P. ("Promethean II") and Caerus Partners LLC ("Caerus") and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP, Promethean I, Promethean II and Caerus. The ownership information for each of these three selling shareholders does not include the ownership information for the others. Promethean disclaims beneficial ownership of the shares beneficially


                                       12


         owned by HFTP, Promethean I, Promethean II, and Caerus and each of HFTP, Promethean I, Promethean II and Caerus disclaims beneficial ownership of the shares beneficially owned by the others. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean, HFTP, Promethean I, Promethean II, and Caerus. Each of HFTP, Promethean I, Promethean II and Caerus has advised us that (i) it is not a registered broker-dealer, (ii) it does not control and is not controlled by a registered broker-dealer, (iii) it is an affiliate of a registered broker-dealer due solely to its being under common control with a registered broker-dealer, (iv) the broker-dealer that is an affiliate of such selling security holder was not involved in the purchase, and will not be involved in the ultimate sale, of the securities, (v) it purchased the securities in the ordinary course of business, and (vi) at the time such selling security holder purchased the securities, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

(3)<F3> Angelo, Gordon & Co., L.P., a Delaware limited partnership, serves as director of AG Offshore Convertibles, Ltd. Angelo, Gordon & Co., L.P. also serves as director of Leonardo Capital Management, Inc., the general partner of Leonardo, L.P. John M. Angelo and Michael L. Gordon are the principal executive officers of Angelo, Gordon & Co., L.P. Each of Angelo, Gordon & Co., L.P. and Messrs. Angelo and Gordon disclaim beneficial ownership of the shares held by AG Offshore Convertibles, Ltd. and Leonardo, L.P. Each of AG Offshore Convertibles, Ltd. and Leonardo, L.P. has advised us that (i) it is not a registered broker-dealer, (ii) it does not control and is not controlled by a registered broker-dealer, (iii) it is an affiliate of a registered broker-dealer due solely to its being under common control with a registered broker-dealer, (iv) the broker-dealer that is an affiliate of such selling security holder was not involved in the purchase, and will not be involved in the ultimate sale, of the securities, (v) it purchased the securities in the ordinary course of business, and (vi) at the time such selling security holder purchased the securities, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

                              PLAN OF DISTRIBUTION

         We are registering the resale of shares of common stock held by selling shareholders, and shares of common stock issuable upon conversion of the convertible notes and upon exercise of the warrants to permit the resale of the shares of common stock by the holders of the convertible notes and the warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

         The selling shareholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

         (1) on the American Stock Exchange or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,
         (2)   in the over-the-counter market,
         (3) in transactions otherwise than on these exchanges or systems or in the over-the-counter market,
         (4) through the writing of options, whether such options are listed on an options exchange or otherwise, or
         (5)   through the settlement of short sales.

         If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

         The selling shareholders may pledge or grant a security interest in some or all of the convertible notes, warrants, or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to the prospectus. The selling shareholders also may transfer or donate the shares of common stock in other circumstances, in which case the transferees, donees or other successors in interest will be the selling beneficial owners for purposes of the prospectus.

         The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

         Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

         The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

         We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $15,000 in total, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling shareholders will pay all underwriting discounts and selling commissions, if any. In connection with sales made pursuant to this prospectus, we will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, or the selling shareholders will be entitled to contribution, in accordance with the registration rights agreement. We will be indemnified by the selling shareholders against civil liabilities and legal fees, including investor legal fees, that may arise from any written information furnished to us by the selling shareholders for use in this prospectus, or we will be entitled to contribution, in accordance with the registration rights agreement.

         Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

                                  LEGAL MATTERS

         Dill Dill Carr Stonbraker & Hutchings, P.C., Denver, Colorado, has given an opinion on the validity of the securities.


                                     EXPERTS

         The financial statements as of November 30, 2006 and 2005 and for each of the three years in the period ended November 30, 2006, incorporated by reference in this prospectus and registration statement, have been audited by Hein & Associates LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report also incorporated by reference, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file or furnish reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Reports, proxy and information statements and other information about us that we file or furnish electronically with the SEC are available at the SEC's website at www.sec.gov or at our website at www.galaxyenergy.com.

         The information in this prospectus itself may not contain all the information that may be important to your decision whether to invest in the common stock. You should read the entire prospectus, including the documents incorporated by reference into the prospectus (as well as the exhibits to those documents), before making an investment decision.

         Any statement contained in any document included herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents we will file with the SEC in the future. We hereby incorporate by reference the following documents into this prospectus:

             o our Annual Report on Form 10-K for the fiscal year ended November 30, 2006, filed with the SEC on March 15, 2007;

             o our Quarterly Report on Form 10-Q for the quarter ended February 28, 2007, filed with the SEC on April 16, 2007;

             o our Current Reports on Form 8-K dated December 29, 2006, as amended (filed April 2, 2007), and March 30, 2007 (filed April 2, 2007); and

             o the description of our common stock contained in our registration statement on Form 10SB12G/A filed with the SEC on March 2, 2001, and all amendments and reports filed by us to update that description.

         Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the initial registration statement and prior to effectiveness of the registration statement, and after the date of this prospectus and before the termination or completion of this offering shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents. Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus.

         Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents. Please send requests to Galaxy Energy Corporation,
Attn: Investor Relations, 1331 - 17th Street, Suite 1050, Denver, Colorado 80202, or call (303) 293-2300.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses to be paid by the registrant in connection with the securities being registered are as follows:

         Securities and Exchange Commission filing fee........$        1
         Accounting fees and expenses.........................     5,000
         Blue sky fees and expenses...........................     1,000
         Legal fees and expenses..............................     5,000
         Transfer agent fees and expenses.....................     1,000
         Printing expenses....................................     1,000
         Miscellaneous expenses...............................     1,999
                                                              -----------
         Total................................................$   15,000
                                                              ===========

         All amounts are estimates except the SEC filing fee. Under the terms of the registration rights agreement with the selling shareholders, the registrant has agreed to pay all reasonable expenses, other than underwriting discounts and commissions, incurred in connection with the registration.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under the Colorado Business Corporation Act, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The registrant's Bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Colorado law.


ITEM 16. EXHIBITS

--------------------------------------------------------------------------------
REGULATION
S-K NUMBER                                 EXHIBIT
--------------------------------------------------------------------------------
   2.1 Purchase and Sale Agreement Between Dolphin Energy Corporation, and Galaxy Energy Corporation and PetroHunter Operating Company, and PetroHunter Energy Corporation Dated December 29, 2006 (1)
--------------------------------------------------------------------------------
   2.2        Second Amendment to Purchase and Sale Agreement dated February 28,
              2007 (2)
--------------------------------------------------------------------------------
   2.3        Third Amendment to Purchase and Sale Agreement dated March 30,
              2007 (3)
--------------------------------------------------------------------------------
   5.1        Opinion of Dill Dill Carr Stonbraker & Hutchings, P.C.
--------------------------------------------------------------------------------
  23.1 Consent of Dill Dill Carr Stonbraker & Hutchings, P.C. Reference is made to Exhibit 5.1
--------------------------------------------------------------------------------
  23.2        Consent of Hein & Associates LLP
--------------------------------------------------------------------------------
------------------
(1) Incorporated by reference to the exhibit to the registrant's current report on Form 8-K dated December 29, 2006, filed January 4, 2007, file number 0-32237.
(2) Incorporated by reference to the exhibits to amendment no. 1 to the registrant's current report on Form 8-K dated December 29, 2006, filed March 1, 2007.
(3) Incorporated by reference to the exhibits to amendment no. 2 to the registrant's current report on Form 8-K dated December 29, 2006, filed April 2, 2007.

ITEM 17. UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made, a  post-effective   amendment   to   this   registration
                  statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities  offered  (if the  total  dollar  value  of
                          securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  PROVIDED,  HOWEVER, That paragraphs (a)(1)(i),  (a)(1)(ii) and
                  (1)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on April 16, 2007.

                                       GALAXY ENERGY CORPORATION


                                       By:    /s/ MARC E. BRUNER
                                          --------------------------------------
                                             Marc E. Bruner, President


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

SIGNATURE                                TITLE                                                          DATE

                                         President and Director (Principal Executive
/s/ MARC E. BRUNER                       Officer)                                                       April 16, 2007
---------------------------------
Marc E. Bruner
                                         Senior Vice President, Chief Financial
                                         Officer, Secretary, and Treasurer (Principal
/s/ CHRISTOPHER S. HARDESTY              Financial Officer)                                             April 16, 2007
---------------------------------
Christopher S. Hardesty

                                         Vice President - Administration and Controller
/s/ RICHARD E. KURTENBACH                (Principal Accounting Officer)                                 April 16, 2007
---------------------------------
Richard E. Kurtenbach


/s/ NATHAN C. COLLINS                    Director                                                       April 16, 2007
---------------------------------
Nathan C. Collins


                                         Director
---------------------------------
Dr. James M. Edwards


/s/ ROBERT THOMAS FETTERS, JR.           Director                                                       April 16, 2007
---------------------------------
Robert Thomas Fetters, Jr.


/s/ CECIL D. GRITZ                       Director                                                       April 16, 2007
---------------------------------
Cecil D. Gritz


/s/ RONALD P. TROUT                      Director                                                       April 16, 2007
---------------------------------
Ronald P. Trout